A member firm of Ernst & Young Global Limited
Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form F-3 No. 333-271647) of Equinor ASA,
(2)Registration Statement (Form F-3 No. 333-271647-01) of Equinor US Capital LLC,
(3)Registration Statement (Form F-3 No. 333-271647-02) of Equinor Energy AS, and
(4)Registration Statement (Form S-8 No. 333-262601) pertaining to the Employee Share Purchase
Plan of Equinor US Holdings Inc
of our reports dated 4 March 2025, with respect to the consolidated financial statements of Equinor ASA and the effectiveness of internal control over financial reporting of Equinor ASA included in this Annual
Report (Form 20-F) of Equinor ASA for the year ended 31 December 2024.
/s/ Ernst & Young AS
Stavanger, Norway
20 March 2025